                                                                     EXHIBIT 99


                                                                   NEWS RELEASE

Digi International
11001 Bren Road East
Minnetonka, MN 55343

FOR IMMEDIATE RELEASE

                                                 CONTACT:  Jonathon Killmer
                                                           Digi International
                                                           612-912-3444
                                                           jon_killmer@dgii.com

                                                           Donna Burke
                                                           Digi International
                                                           612-912-3124
                                                           donna_burke@dgii.com


                      DIGI INTERNATIONAL COMPLETES ACQUISITION
                               OF CENTRAL DATA CORP.

MINNEAPOLIS, JULY 8, 1998 - Digi International Inc. (Nasdaq:DGII), the leading provider of server-based, remote access communications solutions, today announced that it has completed the previously announced acquisition of privately held Central Data Corporation, Champaign, Ill.

Central Data, an innovator of high-performance serial port solutions for local and remote access connectivity, including a full line of Universal Serial Bus
(USB) products, has annualized revenues of approximately $15 million.

     Under terms of the acquisition, 220,000 shares of Digi common stock worth approximately $4.5 million (based upon Digi's June 30 closing price of $20.25) and $13.5 million in cash will be exchanged for the outstanding shares of Central Data. The sale will be accounted for under the purchase accounting method. Digi expects that a significant amount of the purchase will be written off in the quarter ending September 30, 1998, as acquired-in-process research and development.

     Digi is a leading ISO 9001-compliant provider of data communications hardware and software that delivers seamless connectivity solutions for open systems, server-based remote access and LAN markets. For more information, visit Digi's Web site at www.digi.com or call 1-800-344-4273 (U.S.) or 612-912-3444 (International).

                                        ###